UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 5, 2008

(Date of earliest event reported)

PACIFICNET INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

000-24985 (Commission File Number)		91-2118007 (IRS Employer Identification No.)
c/o PacificNet Inc. 23/F, Tower A, TimeCourt, No.6 Shuguang Xili, Chaoyang District, Beijing, China 100028 (Address of Principal Executive Offices and zip code)
011-852-2876-2900
(Registrant’s telephone
number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

On February 5, 2008, the Board of Directors (the “Board”) of PacificNet Inc. (the “Company”) by unanimous written consent appointed Harmen Brenninkmeijer and Su Guo Jing to serve as members of the Board of the Company.  Mr. Su has been appointed to serve as an independent director of the Board.  Mr. Su has replaced Michael Ha who resigned from his position as a director of the Company and as a member of the Audit Committee and Nominating Committee on February 7, 2008, due to personal reasons. There were no disagreements between Mr. Ha and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation. Two press releases were issued on February 5, 2008 and February 7, 2008 to this effect, copies of which are attached to this report as Exhibits 99.1 and 99.2.

Harmen Brenninkmeijer is the Chief Executive Officer of Octavian International Ltd., a recently- acquired subsidiary of the Company (the “Octavian”). Mr. Brenninkmeijer founded Octavian in September 2001 to focus on the commercial opportunities presented by the market developing in Russia and to export gaming system technologies from Russia. Today, Octavian is a leading and innovative global developer of networked games and systems for the casino, AWP and lottery markets, and also a leading supplier of third party equipment from many of the gaming world's leading manufacturers. Prior to founding Octavian, Mr. Brenninkmeijer established a casino gaming division for the Gauselmann Group. During this period he opened and operated a number of casinos, including the Playboy Casino on the island of Rhodes. Prior to that he worked for Mikohn, where he was responsible for establishing the company's presence first in Europe, then in South Africa and Asia; traveling extensively, creating a worldwide network within the gaming industry. Having established a leadership role in the industry, he was elected the first chairman of the European Gaming Organization, a position he held for three years. He currently sits on the Advisory Board for the Global Gaming Expo ("G2E"), the world's leading gaming industry expo, and is a regular speaker and moderator at G2E and other international gaming industry events. Mr. Brenninkmeijer graduated from the Inter College School in Netherlands with a Bachelor degree in Business.

Mr. Su is currently the Chief Executive Officer of Beijing Lottery International Information Technology Development Ltd., Chairman of the Board of Directors of Vindaway Trading Co., Ltd. and a member of the China IT Channel Committee as well as a member of the 9th Beijing Enterprise Committee of the China National Democratic Construction Association. In 2005, Mr. Su became a shareholder of Beijing Lottery International Information Technology Development Ltd. In the same year, the company cooperated with the China Center for Lottery Studies of Peking University to found the magazine “Gaming Industry and Public Welfare” where Mr. Su served as a Special Advisor. Mr. Su became the second largest shareholder of Hubei Bothwin Investment Ltd. the following year. From 2004 to 2005, Mr. Su was the General Manager of the Paperless Lottery Department at the Beijing Welfare Lottery Center, taking charge of the operations of Happy 8 (a gaming method) and paperless lottery. In 2001, Mr. Su established Vindaway Trading Co., Ltd, which acquired related technology and facilities from Silicon Valley-based Filanet and launched the Interjak hardware series between 2002 and 2004. Prior to that, Mr. Su served as a Project Director at China National Electronics Import and Export Corporation. He is also referred to by industry reporters as “China’s Gaming Expert” because of his insights on gaming in China. Mr. Su graduated from the University of Shanghai where he studied Science and Technology from 1989 to 1992 and studied law at the Party School of the Central Committee of C.P.C. from 1998 to 2000.

Messrs. Brenninkmeijer and Su have no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Su had, or will have, direct or indirect material interest. Mr. Brenninkmeijer is the former controlling shareholder of the parent company of, and the Chief Executive Officer of, Octavian International Ltd., a gaming company acquired by the Company for 2,330,000 shares of the Company common stock (subject to certain escrow arrangements) and potentially $18.9 million, depending upon the achievement of certain earn-out targets.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
99.1	Press Release Dated February 5, 2008
99.2	Press Release Dated February 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFICNET INC.

Date: February 11, 2008	By:	/s/ Victor Tong
	Name:	Victor Tong
	Title:	President

Exhibit Index

Exhibit No.	Description
99.1	Press Release Dated February 5, 2008
99.2	Press Release Dated February 7, 2008